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                                                               Exhibit 10.07(b)

                             THE HUNTER GROUP, INC.

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective this 13 day of March, 1995 by and between The Hunter Group, Inc. ("HUNTER"), a Maryland corporation with offices throughout the United States; and David P. Andros ("EMPLOYEE"), a resident of the State of Connecticut.

      WHEREAS, HUNTER is engaged in consulting and systems development, research, design, formulation, manufacture, marketing, distribution, licensing and sale of a variety of services and products, generally relating to Financial Accounting and Human Resources Administration, including, but not limited to, employee benefits, equal employment, applicant and resume tracking, succession planning, suggestion awards, compensation, pension, stock options, employee relations, training, health and safety, payroll, accounts payable, accounts receivable, general ledger, fixed assets, and related software systems, and now has and expects to develop confidential information relating thereto; and

      WHEREAS, EMPLOYEE is skilled in the fields in which HUNTER is engaged.

      WHEREAS, HUNTER desires to utilize the services of EMPLOYEE and EMPLOYEE desires to offer his/her services to HUNTER, and as a result of the rendering of such services, EMPLOYEE may have access to confidential information.

      NOW THEREFORE, HUNTER and EMPLOYEE hereby agree as follows:

      1. Services. EMPLOYEE agrees to perform for HUNTER such duties which are consistent with EMPLOYEE's background, skills, and job responsibilities as shall be reasonably assigned to him/her from time to time by HUNTER.

      2. Compensation. EMPLOYEE shall be entitled to the compensation and benefits described in the Offer Letter, a copy of which is attached hereto as "Exhibit A".

      3. EMPLOYEE's Authority to Bind the Corporation. EMPLOYEE shall not at any time pledge the credit of HUNTER, nor enter into any contract or agreement on behalf of HUNTER, without its prior written consent.

      4. Term. EMPLOYEE may terminate his/her employment upon not less than four (4) weeks' written notice provided, however, that all of the terms and conditions intended to survive the termination of EMPLOYEE's employment shall remain in full force and effect.

    (a) Severance Entitlement. EMPLOYEE's employment with HUNTER is at-will and can be terminated for any reason, with or without cause, at any time. In the event HUNTER terminates this Agreement for any reason other than EMPLOYEE's termination for cause as defined in subsection (b), EMPLOYEE shall be entitled to advance notice, a severance payment in lieu thereof, or a combination of notice and severance payment solely determined by HUNTER, according to Hunter's policies then in effect.

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    (b) Termination for Cause. Notwithstanding anything to the contrary herein,
HUNTER shall be entitled to terminate EMPLOYEE's employment without prior notice for cause, including but not limited to EMPLOYEE's misfeasance, malfeasance, insubordination, breach of law or fiduciary duty, or any of the other terms or conditions of his/her employment with HUNTER, including any expressed or implied representations or warranties made by EMPLOYEE in connection with his/her employment.

       5. Reimbursement for Training Costs. EMPLOYEE acknowledges that HUNTER may be incurring substantial costs for providing additional training and professional development to EMPLOYEE during the course of his/her employment. In the event EMPLOYEE voluntarily terminates his/her employment, EMPLOYEE agrees to reimburse HUNTER for the costs of tuition, registration, lodging, travel, meals, and related expenses incurred in connection with such training and professional development during the three (3) months immediately preceding the effective date of his/her termination. EMPLOYEE agrees that HUNTER may deduct such costs from any salary, expense reimbursement or other sums due to EMPLOYEE. In the event that additional sums are due and owing to HUNTER, EMPLOYEE shall pay such amount to HUNTER on or before the effective date of his termination, unless otherwise agreed in writing by both parties.

      6. Rights to Work Product. With respect to any work product which is conceived or produced by EMPLOYEE during the term of his/her employment or with the use or assistance of HUNTER's facilities, materials, or personnel, HUNTER shall own all rights, title and interest to such work product, and such product shall be considered as "work made for hire," unless otherwise agreed in writing by the parties.

      7. Protection of Trade Secrets and Confidential Information. EMPLOYEE hereby acknowledges that during the term of his/her employment, he/she will acquire access to confidential information and trade secrets belonging to HUNTER or HUNTER's clients or third parties. Such confidential information and trade secrets shall be kept in absolute confidence both during and after the termination of EMPLOYEE's employment. For the purpose of this paragraph
7, the term "trade secrets and confidential information" shall mean any information not generally known in the relevant trade or business, which was obtained from HUNTER or its clients or which was learned, discovered, conceived, originated or prepared as a result of the performance of any services on behalf of HUNTER; including but not limited to information relating to existing or contemplated products, services, technology, designs, processes or formulae and information relating to business plans and strategies, customer lists, customer requirements or supplier information. EMPLOYEE agrees that he/she will not, at any time, disclose to others, use for his/her own benefit or otherwise appropriate or copy any such confidential information or trade secrets, whether or not developed by EMPLOYEE, except as required in EMPLOYEE's duties to HUNTER; provided, however, that the foregoing shall not apply to any information that is (i) generally available to the public on the date hereof or becomes generally available to the public through no breach of this paragraph 7 by EMPLOYEE, (ii) obtained by EMPLOYEE from a third party having the right to disclose such information,
(iii) known by EMPLOYEE prior to its disclosure by HUNTER or (iv) required by law, governnmental order or decree to be disclosed by EMPLOYEE.

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      8. Procedures for Preserving Confidentiality of Tangible and Intangible
Items. EMPLOYEE agrees to comply with any and all reasonable procedures which HUNTER may adopt from time to time to preserve the confidentiality of any confidential information or trade secrets. Certain materials will be affixed with a legend indicating their confidential information. The failure to affix such legend shall not give rise to any inference that the information contained therein or derived therefrom is not confidential information.

      9. Convenant Not to Employ. During the period of emmployment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not employ or solicit the employment of any HUNTER employee or any of HUNTER's consultants, subcontractors or independent contractors. Nothing herein shall be construed to prohibit EMPLOYEE from soliciting or employing any HUNTER employee, consultant, subcontractor or independent contractor who was terminated by HUNTER for economic or budgetary reduction purposes.


     10. Covenant Not to Solicit.

    (a) During the period of employment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not render, directly or indirectly, any services of an advisory or consulting nature similar in character to those offered by HUNTER, whether as an employee or otherwise, and whether paid or unpaid, to any business which is a client or active prospect of HUNTER. The provisions of this paragraph 10. (a) shall not apply where EMPLOYEE was terminated by HUNTER for economic or budgetary reduction purposes.

    (b) During the period of employment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not contact any clients or active prospects of HUNTER for the purposes of soliciting, selling, or both, to any of said clients or active prospects any products or services similar to the products or services of HUNTER; nor will he/she in any way directly or indirectly, for himself/herself or in behalf of, or in conjunction with any other person, persons, firm, partnership, corporation, or company, solicit, divert, or take away any such clients or active prospects of HUNTER.

    (c) For purposes of paragraphs 10(a) and 10(b), the term "active prospects" is defined as those persons, firms, or corporations with whom HUNTER is, or has been actively engaged in the solicitation or negotiation of business opportunities at any time during the six (6) month period preceding the termination of employment.

     11. Noncompetition Agreement.

         (a) During the term of his/her employment, and for a six (6) month period thereafter, EMPLOYEE agrees that he/she will not render, directly or indirectly, any services of an advisory or consulting nature similar in character to those offered by HUNTER, whether as an employee or otherwise, and whether paid or unpaid, to any business which is a competitor of HUNTER.

                                      3


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         (b) During the term of his/her employment, and for a six (6) month period thereafter, EMPLOYEE agrees that he/she will not, either alone or as a member of a partnership or joint venture, as a beneficiary or a trust, or as an officer, director, stockholder or investor of or in any other corporation or enterprise, or otherwise (except as an investor in securities publicly held and listed on a national securities exchange) be engaged in the ownership or management of any business or activity which is a competitor of HUNTER.

         (c) For the purposes of this paragraph 11, the term "competitor" is defined as those persons, firms or corporations which provide consulting, systems implementation, systems integration, or advisory services in the areas of Human Resource Administration or Financial Accounting systems.

         (d) The provisions of this paragraph 11 shall not apply where EMPLOYEE was terminated by HUNTER for economic or budgetary reduction purposes.

     12. Duties Upon Termination of Employment.

         (a) Upon termination of his/her employment with HUNTER for any reason, EMPLOYEE agrees to deliver to HUNTER all keys, motor vehicles, computers, telephones, peripheral devices, software, telephone and voicemail directories, policy and procedure manuals, books, proposals, writings, designs, documents, records, data, memoranda, computer source code and object code listings, file layouts, record layouts, system design information, models, manuals, documentation, notes, and other materials of any nature which are in his/her possession or control as a result of his/her employment by HUNTER.

         (b) EMPLOYEE agrees and hereby authorizes HUNTER to withhold payments of any salary, expense reimbursement or other sums due EMPLOYEE until all such materials have been returned in good working order.

         (c) EMPLOYEE further agrees to retain in the strictest confidence any confidential information or trade secrets he/she learned during his/her term of association with HUNTER.

     13. Other Agreements. EMPLOYEE represents and warrants that his/her signing of this Agreement and the performance of his/her services hereunder is not and will not be knowingly in violation of any other contract, agreement or understanding to which he/she is a party.

     14. Assignment. This Agreement may not be assigned or transferred in whole or in part without the prior written consent of the parties.

     15. Right to Injunctive Relief. EMPLOYEE's strict compliance with the provisions of paragraphs 6 through 13 hereof is necessary to preserve and protect the goodwill and proprietary rights of HUNTER and to prevent persons, firms, joint ventures, partnerships, corporations, institutions, and enterprises engaged in business and activities which are competitive

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with the business and activities conducted or carried on by HUNTER from obtaining an unfair comeptitive advantage over HUNTER. Any failure by EMPLOYEE to comply with the provisions of such paragraphs will result in irreparable and continuing damage to HUNTER for which there will be no adequate remedy at law. In the event that EMPLOYEE fails to comply with the provisions of such paragraphs, HUNTER shall be entitled to injunctive relief and to such other further relief as may be necessary or appropriate to cause EMPLOYEE to comply with his/her duties and obligations under such paragraphs.

     16. Severability. In case it is determined by a court of competent jurisdiction that any provision herein contained is unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

     17. Plurals; Gender. Any word in the text of this Agreement shall be read as the singular or plural and as the masculine, feminine or neuter gender as may be appropriate under the circumstances then existing.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. All disputes relating to or arising in connection with this agreement shall be decided by the courts of the State of Maryland, to the exclusion of any other courts.

     19. Waiver of Jury Trial. The parties waive any right either may have to a trial by jury in any litigation between them.

     20. Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and exclusive statement of the Agreement between them which supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement. This Agreement shall not be amended except in a writing executed by both parties.

                                       EMPLOYEE:

     3/13/95                           /s/ David P. Andros     (Seal)
------------------------------         -------------------------
Date                                   By: David P. Andros


                                       THE HUNTER GROUP, INC.

     4/13/95                           /s/ Terry L. Hunter     (Seal)
------------------------------         ------------------------
Date                                   By: Terry L. Hunter
                                       President & CEO

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                                                                  EXHIBIT A

                                  March 10, 1995

Mr. David P. Andros
121 Cannon Ridge Drive
Watertown, Connecticut 06795

Dear Dave:

I am excited to extend our offer for you to join The Hunter Group as a Vice President to lead our Management Consulting practice. In addition to leading and performing consulting engagements and developing this practice area, you will be working with me and The Hunter Group's executive team to plan, develop and manage THG's next stage of growth. You will be based in our Baltimore headquarters and will be reporting to me.

Your base salary will be $11,500.00 per month paid semi-monthly on the twenty-second and seventh days of the month for the pay periods ending on the 15th and last day of the month, respectively. As part of Hunter's management team, you will share the perquisites and rewards commensurate with your role and performance, including management bonuses and stock option programs as these become finalized. You will also be eligible for vacation, personal and sick leave, and holiday pay according to standard Hunter policy. Eligibility requirements and other highlights of our benefit plans are detailed in the attached summaries. Please note that some of the benefit plans are optional, with a contribution required on your part should you elect to participate.

David, you will need to sign an Employment Agreement. As much as we dislike the formality, it is required to protect your interests and rights, as well as those of The Hunter Group, its clients and prospects, and the vendors we work with and support. It is enclosed for your signature and must be signed on or before the date you commence employment with us. If you have never been faced with a contract of this type before, it can be somewhat intimidating, even though we have tried to make it less so. Don't hesitate to ask if you have any questions or concerns; we will be pleased to discuss any of its provisions with you.

Over the past few weeks there have been a number of discussions about the details of our working relationship. Rather than address these here, I've itemized them in the attached addendum.

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Mr. David P. Andros
March 10, 1995
Page 2



This employment offer is extended to you until March 15, 1995, at which time it expires if not accepted. Based on our understanding of your current obligations, we are expecting you to start on or before March 16, 1995. Please sign one copy of this letter indicating your expected start date and return it to Lynn Moler in our Baltimore office.

Your employment with The Hunter Group should offer you the challenges and rewards you seek. We look forward to working with you, and to the success of our mutual endeavors.

                                          Sincerely,

                                          /s/ Terry L. Hunter/few

                                          Terry L. Hunter
                                          President & CEO

TLH/few

Enclosure:       Employment Agreement
                 Benefits Information

cc:              Personnel
                 The Strategic Resource Group


Accepted:


/s/ David P. Andros               Date:   3/13/95
-------------------                    --------------
David P. Andros

Expected start date: 3/16/95
                    ---------

       ###-##-####
-----------------------------
Social Security #

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Addendum to offer letter dated March 10, 1995



1. Vacation: standard Hunter policy for officers - 3 weeks initially; 4 weeks following 3 years service.

2. Parking: standard Hunter policy for officer - paid by company.

3. Professional Memberships: standard Hunter policy for officers - dues paid by company; meeting expenses reimbursed.

4. Continuing Executive Development: standard Hunter policy for officers - continuing education and personal growth is supported, although there are no published guidelines. Related costs are paid/reimbursed by the company, subject to prior approval.

5. Performance/Pay Review: everyone joining Hunter receives an interim performance review, and related pay adjustment, if warranted. In practice, while Hunter's policy requires a formal review annually, more frequent reviews are the norm, particularly among consultant staff. You will receive a performance/pay review at your six month anniversary.

6. Bonuses: provided you are an active employee of the company at year end, you will be entitled to bonus distributions commensurate with your peers. Typically, bonuses to executives are paid in early December. Provided the company meets revenue and profit goals, we would expect your bonus for 1995 to be approximately 30% of W-2 earnings.

7. Stock Grant: our offer to your includes a stock option grant valued at $75,000 on April 1, 1995. The form of that valuation, and the market for cashing-in those options is not yet finalized, but should be in place by mid-April, 1995.

   The $75,000 grant will become vested as follows:

                   20% or $15,000 upon completion of 12 months service
                  +35% or $26,250 upon completion of 24 months service +45% or $33,750 upon completion of 36 months service
                  ----    -------
                  100%    $75,000

   In the event of your death or incapacitating disability, the current year's portion of the award -- e.g., 1st year 20%; 2nd year 35%, 3rd year 45% -- will be immediately vested; that is, the remaining period of employment to complete that year's vesting will be waived. Vesting beyond that year will not continue, however.

   Until such time as The Hunter Group's Stock Option Plan is finalized and a market established for cashing in shares, the grant made to you shall be at face value; that is, each 1% vested shall be worth $750 and it shall neither increase nor decrease in value.

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   Likewise, in the event of your death or incapacitating disability during this interim period, Hunter will cash-in vested shares using the following schedule:

   Value up to $15,000 - Payable immediately
   Value up to $41,250 - Payable over 12 months
   Value up to $75,000 - Payable over 24 months

8. Safety Net: in the event Hunter should merge with or be acquired by another entity and there be a change in ownership or capitalization structure and your position is eliminated or otherwise changed in such a manner as to radically alter your responsibilities, the stock option grant vesting percentage shall immediately accelerate to 100%.